Exhibit 99(b)

#2013-132

Amends #2011-051

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

)
In the Matter of:	)
	)	AMENDS AA-EC-11-19
Wells Fargo Bank, N.A.	)	#2011-051
Sioux Falls, South Dakota	)
)
)

AMENDMENT TO APRIL 13, 2011 CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”) and Wells Fargo Bank, N.A., Sioux Falls, South Dakota (“Bank”) hereby agree to the following modifications to Consent Order AA-EC-11-19 dated April 13, 2011 (“2011 Consent Order”). The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of an Amendment to 2011 Consent Order (“Amendment to the Consent Order”), dated February 28, 2013 (“Stipulation”), which is accepted by the Comptroller and incorporated by reference herein. Article VII of the 2011 Consent Order is hereby superseded by this Amendment to the Consent Order. This Amendment to the Consent Order, however, does not replace the other remaining Articles of the 2011 Consent Order or the agreement by and between the Bank and the Office of the Comptroller of the Currency (“OCC”) dated February 27, 2012, both of which shall remain in effect without modification.

WHEREAS, Article VII of the 2011 Consent Order required the Bank, among other things, to retain an independent consultant (the “IC”) to conduct an independent review of certain residential mortgage loan foreclosure actions or proceedings for borrowers who had a pending or completed foreclosure on their primary residence any time from January 1, 2009 to December 31, 2010 (the “In-Scope Borrower Population”), the purposes of which were set forth in paragraph 3 of Article VII of the 2011 Consent Order (the “Independent Foreclosure Review”);

WHEREAS, the Bank has taken steps to comply with its obligations under Article VII of the 2011 Consent Order;

WHEREAS, in the interest of providing the greatest benefit to borrowers potentially affected by the practices at the Bank addressed in the 2011 Consent Order in a more timely manner than would have occurred under the Independent Foreclosure Review, the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Board of Governors”), the Bank, and several other financial institutions with mortgage loan servicing operations (collectively referred to as the “Participating Servicers”) have agreed to amend their respective 2011 Consent Orders;

WHEREAS, the OCC and the Bank intend that the Bank’s obligations under Article VII of the 2011 Consent Order be replaced with the obligations specified in this Amendment to the Consent Order, and ordered pursuant to 12 U.S.C. § 1818(b), which include the Bank: (i) making a cash payment in the amount specified herein to a Qualified Settlement Fund for distribution to the In-Scope Borrower Population in accordance with a distribution plan developed by the OCC and Board of Governors in their discretion; and (ii) taking other loss mitigation or other foreclosure prevention actions in the amount specified herein;

WHEREAS, the amount of any payments to borrowers made pursuant to this Amendment to the Consent Order do not in any manner reflect specific financial injury or harm that may have been suffered by borrowers receiving payments, except as expressly provided for in this Amendment to the Consent Order, nor do the payments constitute either an admission or a denial by the Bank of wrongdoing or a civil money penalty under 12 U.S.C. § 1818(i);

Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1818(b), the Comptroller hereby ORDERS that:

ARTICLE I

QUALIFIED SETTLEMENT FUND AND PAYING AGENT

(1) Within (15) days of this Amendment to the Consent Order, the Bank (and/or its parent, affiliate, or subsidiary subject to an Amendment to the April 13, 2011 Consent Order of the Board of Governors) will make a cash payment of $765,823,531.00 into a Qualified Settlement Fund (the “Fund”) from which payments to the In-Scope Borrower Population, which are borrowers who had a pending or completed foreclosure on their primary residence any time from January 1, 2009 to December 31, 2010, will be made pursuant to a distribution plan developed by the OCC and the Board of Governors (collectively the “Regulators”) in their discretion.

(2) Prior to the Bank’s cash payment into the Fund required under Paragraph (1) above, the Bank, in coordination with the other Participating Servicers, shall ensure that the Fund is established. The Fund shall be established and is intended to be treated at all times as a Qualified Settlement Fund within the meaning of Treas. Reg. § 1.468B-1, 26 C.F.R. § 1.468B-1. Rust Consulting, Inc. (the “Paying Agent”) has been retained by the Participating Servicers for the purpose of distributing payments as directed by the Regulators from the Fund to the Participating Servicers’ In-Scope Borrower Population and shall serve as the “administrator” at the direction of the Regulators within the meaning of Treas. Reg. § 1.468B-2(k)(3), 26 C.F.R. § 1.468B-2(k)(3). The agreements pursuant to which the Participating Servicers retain the Paying

Agent shall be subject to prior no objection from the Regulators, and the agreements shall not be amended or modified without obtaining a prior no objection from the Regulators. The Bank will be responsible for its proportionate share, amongst the Participating Servicers, of all administrative costs related to the Fund and the Paying Agent. The Bank may not use any funds from its payment into the Fund or interest accrued on amounts in the Fund for such costs.

ARTICLE II

BORROWER WATERFALL, REGULATOR VERIFICATION

AND DISTRUBUTION PLAN

(1) Pursuant to this Amendment to the Consent Order, the Bank shall promptly place the In-Scope Borrower Population into categories based upon loan file characteristics as determined by the Regulators (the “Borrower Waterfall”).

(2) The OCC will review and validate the Bank’s placement of its In-Scope Borrower Population into the Borrower Waterfall. Upon verification by the OCC, the OCC will instruct the Bank to provide the Paying Agent with the Bank’s placement of its In-Scope Borrower Population within the Borrower Waterfall, and at that time the Bank’s placement of its In-Scope Borrower Population within the Borrower Waterfall shall be deemed final.

(3) The Regulators will determine the specific payment amounts applicable to each category of borrower within the Borrower Waterfall in their sole discretion (the “Distribution Plan”) and will direct the Paying Agent to distribute payments from the Fund to the In-Scope Borrower Population in accordance with the Distribution Plan established by the Regulators.

(4) With respect to reviews involving borrowers in the In-Scope Borrower Population who may have been entitled to protection under Sections 521 or 533 of the Servicemembers’ Civil Relief Act, (the “SCRA”), 50 U.S.C. App. §§ 521 or 533, and borrowers who may not have been in default during the foreclosure process, the Bank shall either: (a) place the borrower into the applicable category within the Borrower Waterfall, which will result in the borrower automatically receiving payments made from the Fund in accordance with the Distribution Plan for such category; or (b) instruct the Bank’s IC to complete file reviews for such borrowers to determine financial injury related to Sections 521 or 533 or to not being in default. For files reviewed under (b), the borrower will receive payments from the Fund in amounts specified in the June 21, 2012 Financial Remediation Framework where the IC makes a determination of “harm.” For files reviewed under (b) where the IC makes a determination of “no harm,” the Bank will place the borrower into the next highest Borrower Waterfall category for which such borrower is eligible, which will result in the borrower receiving payment from the Fund in accordance with the Distribution Plan for such category.

(5) With respect to the borrowers in the In-Scope Borrower Population who may have been subject to interest rate protections under Section 527 of the SCRA, 50 U.S.C. App. § 527, as part of the Borrower Waterfall placement, the Bank shall either: (a) place the borrower into the highest category within the Borrower Waterfall for which the borrower is eligible, which will result in the borrower automatically receiving payments made from the Fund in accordance with the Distribution Plan for such category; or (b) instruct the IC to complete file reviews for such borrowers to determine financial injury related Section 527. For files reviewed under (b), the borrower will receive payments from the Fund, as calculated pursuant to the methodology outlined in Department of Justice (“DOJ”)/Department of Housing and Urban Development (“HUD”) National Mortgage Settlement (“NMS”) Exhibit H (Consent Judgment entered April 4, 2012), where the IC makes a determination of “harm.” For files reviewed under (b) where the IC makes a determination of “no harm,” the Bank will place the borrower into the next highest Borrower Waterfall category for which such borrower is eligible, which will result in the borrower receiving payment from the Fund in accordance with the Distribution Plan for such category.

(6) If the Bank elects to have the IC continue file review work as described in Paragraphs (4) or (5) above, the IC review work for such files must be completed prior to the OCC’s verification of the Borrower Waterfall. If the IC review work is not complete by such time, the OCC may direct payments from the Fund to such borrowers in accordance with the Distribution Plan for the highest category for which such borrower is eligible.

ARTICLE III

IC REPORTS AND OCC ACCESS TO IFR INFORMATION

(1) Within three (3) days of the effective date of this Amendment to the Consent Order, the Bank shall confirm that its IC has provided the OCC with the most recent data report(s) previously provided to the Bank’s board or appropriate board committee(s). Within three (3) days of the effective date of this Amendment to the Consent Order, the Bank shall confirm that its IC has completed and provided to the OCC the additional reporting as specified by the OCC with information as of December 31, 2012. The Bank shall also take all reasonable steps to cause its IC to provide any existing information, as requested by the OCC, to assist the OCC in its analysis and public reporting of Independent Foreclosure Review related activities.

(2) Consistent with existing examination authority under 12 U.S.C. § 481, the OCC maintains the right to obtain and access all existing material, information, records and/or files used or generated by the Bank, the Bank’s IC, and Independent Counsel for the IC, in connection with the 2011 Consent Order Article VII work and this Amendment to the Consent Order.

ARTICLE IV

FORECLOSURE PREVENTION

(1) By no later than January 7, 2015, the Bank shall provide loss mitigation or other foreclosure prevention actions (“Foreclosure Prevention”) in the amount of $1,225,317,650.00. The Bank’s Foreclosure Prevention actions shall be in addition to, and shall not be used to fulfill, the Bank’s consumer relief obligations under the NMS.

(2) Well structured loss mitigation actions should focus on foreclosure prevention, which should typically result in benefitting the borrower. While the Bank’s actions may be affected by existing investor requirements, the Bank’s foreclosure prevention actions should reflect the following guiding principles:

(a) preference should be given to activities designed to keep the borrower in the home;

(b) foreclosure prevention actions should emphasize affordable, sustainable, and meaningful home preservation actions for qualified borrowers;

(c) foreclosure prevention actions should otherwise provide significant and meaningful relief or assistance to qualified borrowers; and

(d) foreclosure prevention actions should not disfavor a specific geography within or among states, nor disfavor low and/or moderate income borrowers, and not discriminate against any protected class of borrowers.

(3) The Bank shall receive credit for the following Foreclosure Prevention actions set forth in the NMS: (a) first lien modifications; (b) second lien modifications; and (c) short sales/deeds-in-lieu of foreclosure, using the types of creditable activity set forth in the NMS, provided that crediting for purposes of this Amendment to the Consent Order will be based on the unpaid principal balance of the loan. For purposes of this Amendment to the Consent Order, there are no maximum or minimum restrictions on the amount of any particular activity that is creditable.

(4) The Bank may also receive credit for other Foreclosure Prevention actions, subject to no objection from the OCC, including:

(a) interest rate modifications;

(b) deficiency waivers (measured by the amount of deficiency judgment credited at $.10 for every dollar);

(c) other Foreclosure Prevention activities (measured by amounts incurred as owing to investors for such activities and including credit on the Bank’s or its affiliates’ loans held-for-investment calculated using the note rate methodology as used by the Government-Sponsored Enterprises);

(d) additional Foreclosure Prevention actions that are not expressly specified in this Article;

(e) the provision of additional cash payments to the Fund (measured as $7 to $10 of credit for each $1 cash commitment); and

(f) the provision of cash or other resource commitments to borrower counseling or education (measured as $7 to $10 of credit for each $1 cash commitment).

(5) To the extent practicable, and without prejudice to overall portfolio management, the Bank will attempt to prioritize Foreclosure Prevention actions for the benefit of the In-Scope Borrower Population. However, all creditable actions benefiting borrowers in the portfolio of the Bank or its affiliates, whether or not in the In-Scope Borrower Population and whether held-for-investment or serviced-for-others, will be eligible for credit towards the Bank’s Foreclosure Prevention actions; provided, that the creditable activity occurs on or after January 7, 2013. Additionally, creditable Foreclosure Prevention actions undertaken by the Bank’s parent, affiliate, or subsidiary also subject to an Amendment to the April 13, 2011 Consent Order of the Board Governors shall operate to satisfy the requirements under this Article.

(6) By May 15, 2013, the Bank shall submit to the OCC a report, in a form and manner acceptable to the OCC, that details the Foreclosure Prevention actions taken by the Bank through April 30, 2013 to fulfill its obligations under this Article and the amount of credit sought towards fulfilling those obligations. Thereafter, the Bank shall submit such report every forty-five (45) days. Nothing herein shall require the Bank to report Foreclosure Prevention Actions taken during a particular prior period for which the Bank may in the future seek credit or prohibit the Bank from seeking credit for the Foreclosure Prevention actions taken by the bank during a later reporting period. Additionally, the Bank shall document its efforts to prioritize the In-Scope Borrower Population when considering creditable Foreclosure Prevention actions.

ARTICLE V

RELEASES

(1) In recognition of the Bank’s cash payments of $765,823,531.00 to the Fund and Foreclosure Prevention commitments made pursuant to this Amendment to the Consent Order, under 12 U.S.C. § 1818(b), the Comptroller will not assess a civil money penalty, under 12 U.S.C. § 1818(i), or initiate any further enforcement actions against the Bank or its subsidiaries or affiliates, including for remedies available pursuant to 12 U.S.C. § 1818(b), with respect to: (a) the findings contained in Article I of the 2011 Consent Order; (b) the matters addressed in Article VII of the 2011 Consent Order (including matters relating to the work or findings of the

IC or IC counsel under the IFR); and (c) any other past mortgage servicing and foreclosure-related practices that are addressed by the 2011 Consent Order through the execution date of this Amendment to the Consent Order, provided that the terms of this Amendment to the Consent Order are satisfied.

(2) Notwithstanding any other terms of this Amendment to the Consent Order, the Comptroller specifically reserves and does not release the following:

(a) any right to institute an enforcement action for violations of the Articles contained in the 2011 Consent Order, outside of Article VII of the 2011 Consent Order;

(b) any and all claims based upon acts or omissions subsequent to the effective date of this Amendment to the Consent Order;

(c) any and all claims based upon the origination of a residential mortgage loan, or the sale or transfer of a mortgage, security, or whole loan, whether legal or equitable, to, into, or for the benefit of a mortgage-backed security, trust, or special interest entity, including but not limited to mortgage loan securitizations and whole loan sales to such entities, except for any and all claims addressed in Paragraph (1) above;

(d) any liability arising under the Fair Housing Act, 42 U.S.C. §§ 3601, et seq., or any other statute or law that prohibits discrimination of persons based on race, color, national origin, gender, disability, or any other protected status, including the non-discrimination provisions of the Equal Credit Opportunity Act, 15 U.S.C. §§ 1691, et seq., or under the Federal Trade Commission Act, 15 U.S.C. §§ 41, et seq., or any other statute or law that prohibits unfair or deceptive practices;

(e) any and all claims against individuals, including current and former employees, agents, officers, directors, or contractors of the Bank; and

(f) any and all actions to enforce the terms and conditions of this Amendment to the Consent Order.

(3) In no event shall the Bank request or require any borrower to execute a waiver of any claims against the Bank (including any agent of the Bank) in connection with any payment or Foreclosure Prevention assistance pursuant to this Amendment to the Consent Order. However, nothing herein shall operate to bar the Bank from asserting in the future in any separate litigation, or as part of a settlement related to the Bank’s foreclosure and servicing practices, any right that may exist under applicable law to offset the amounts received by a borrower through the distribution process set forth above. Nothing herein shall operate to amend or modify in any respect any preexisting settlement between the Bank or an affiliate thereof and a borrower in the In-Scope Borrower Population.

ARTICLE VI

EXTENSIONS AND COMMUNICATIONS

(1) If the Bank contends that compliance with any provision of this Amendment to the Consent Order requires an exemption or any extension of any timeframe stated within this Amendment to the Consent Order, the Board shall submit a written request to the Deputy Comptroller asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision of this Amendment to the Consent Order, that require the Deputy

Comptroller to exempt the Bank from a provision of this Amendment to the Consent Order, or that require an extension of a timeframe within this Amendment to the Consent Order. The Deputy Comptroller’s decision concerning a request is final and not subject to further review.

(2) All communication regarding this Amendment to the Consent Order shall be sent to:

(a)	Deputy Comptroller for Large Bank Supervision

Office of the Comptroller of the Currency

400 7th Street, SW

Washington, DC 20219

(b)	Examiner-in-Charge

National Bank Examiners

343 Sansome Street, Suite 1150

MAC A0163-110

San Francisco, CA 94163-0101

ARTICLE VII

OTHER PROVISIONS

(1) Notwithstanding the execution of this Amendment to the Consent Order, the remaining Articles of the 2011 Consent Order aside from Article VII of the 2011 Consent Order and the agreement by and between the Bank and the OCC dated February 27, 2012 remain in full force and effect.

(2) If, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States to undertake any action affecting the Bank, nothing in this Amendment to the Consent Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) This Amendment to the Consent Order is and shall become effective upon its execution by the Comptroller, through his authorized representative whose hand appears below. This Amendment to the Consent Order shall remain effective and enforceable, except to the extent that, and until such time as, any provision of this Amendment to the Consent Order shall be amended, suspended, waived, or terminated in writing by the Comptroller.

(4) Any time limitations imposed by this Amendment to the Consent Order shall begin to run from the effective date of this Amendment to the Consent Order, as shown below, unless the Amendment to the Consent Order specifies otherwise.

(5) The terms and provisions of this Amendment to the Consent Order apply to the Bank and its subsidiaries, even though those subsidiaries are not named parties to this Amendment to the Consent Order. The Bank shall ensure that its subsidiaries comply with all terms and provisions of this Amendment to the Consent Order.

(6) This Amendment to the Consent Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding the Comptroller or the United States. Nothing in this Amendment to the Consent Order shall affect any action against the Bank or its institution-affiliated parties by another bank regulatory agency, the United States Department of Justice, or any other law enforcement agency, to the extent permitted under applicable law.

(7) The terms of this Amendment to the Consent Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

(8) Nothing in the Stipulation or this Amendment to the Consent Order, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Stipulation or this Amendment to the Consent Order.

IT IS SO ORDERED, this 28 day of February, 2013.

/s/ Morris R. Morgan
Morris R. Morgan
Deputy Comptroller
Large Bank Supervision

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

)
In the Matter of:	)
	)	AMENDS AA-EC-11-19
Wells Fargo Bank, N.A.	)	#2011-051
Sioux Falls, South Dakota	)
)
)

STIPULATION AND CONSENT TO THE ISSUANCE OF AN

AMENDMENT TO APRIL 13, 2011 CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”) intends to amend the existing Consent Order, AA-EC-11-19, that was entered into between the Comptroller and Wells Fargo Bank, N.A., Sioux Falls, South Dakota (“Bank”) on April 13, 2011 (“2011 Consent Order”), pursuant to 12 U.S.C. § 1818(b).

The Bank, in the interest of compliance and cooperation, enters into this Stipulation and Consent to the Issuance of an Amendment to the 2011 Consent Order (“Amendment to the Consent Order”), dated February 28, 2013 (“Stipulation”).

In consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(1).

(4) For the purposes of, and within the meaning of 12 C.F.R. §§ 5.3(g)(4), 5.51(c)(6), and 24.2(e)(4), the Amendment to the Consent Order shall not be construed to be a “cease and desist order” or “consent order,” unless the OCC informs the Bank otherwise.

ARTICLE II

AGREEMENT

(1) The Bank, without admitting or denying any wrongdoing, consents and agrees to issuance of the Amendment to the Consent Order by the Comptroller.

(2) The Bank consents and agrees that the Amendment to the Consent Order shall: (a) be deemed an “order issued with the consent of the depository institution” pursuant to 12 U.S.C. § 1818(h)(2); (b) become effective upon its execution by the Comptroller through his authorized representative; and (c) be fully enforceable by the Comptroller pursuant to 12 U.S.C. § 1818(i).

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(3) Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(4) The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Amendment to the Consent Order and/or execute the Amendment to the Consent Order.

(5) The Bank expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the United States Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

(6) The terms and provisions of this Stipulation and the Amendment to the Consent Order shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Stipulation or the Amendment to the Consent Order, express or implied, shall give to any person or entity, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Stipulation or the Amendment to the Consent Order.

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ARTICLE III

WAIVERS

(1) The Bank, by consenting to this Stipulation, waives:

(a) any and all procedural rights available in connection with the issuance of the Amendment to the Consent Order;

(b) all rights to a hearing and a final agency decision pursuant to 12 U.S.C. §§ 1818(b) and (h), 12 C.F.R. Part 19;

(c) all rights to seek any type of administrative or judicial review of the Amendment to the Consent Order;

(d) any and all claims for fees, costs or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter or the Amendment to the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412; and

(e) any and all rights to challenge or contest the validity of the Amendment to the Consent Order.

ARTICLE IV

OTHER PROVISIONS

(1) The provisions of this Stipulation shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, it deems it appropriate to do so to fulfill the responsibilities placed upon it by the several laws of the United States of America.

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(2) Nothing in this Stipulation shall preclude any proceedings brought by the Comptroller to enforce the terms of the Amendment to the Consent Order, and nothing in this Stipulation constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representative of the United States or an agency thereof, including, without limitation, the United States Department of Justice, to bring other actions deemed appropriate.

(3) The terms of this Stipulation and the Amendment to the Consent Order are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ Morris R. Morgan	February 28, 2013
Morris R. Morgan	Date
Deputy Comptroller
Large Bank Supervision

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/	2/21/13
Michael J. Heid	Date

/s/	2/25/13
David A. Hoyt	Date

/s/	2/22/13
Michael J. Loughlin	Date

/s/	2/21/13
Avid Modjtabai	Date

/s/	2/21/13
Timothy J. Sloan	Date

/s/	2/20/13
John G. Stumpf	Date

/s/	2/21/13
Carrie L. Tolstedt	Date

/s/	2/20/13
Nicholas G. Moore	Date

/s/	2/25/13
Philip J. Quigley	Date

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